INSIDER TRADING PROCEDURES

AND

CODE OF ETHICS

CAMELOT EVENT DRIVEN ADVISORS LLC

Pursuant to the requirements of Section 204A of the Investment Company Act of 1940 and in order to protect against certain unlawful acts, practices and courses of business by certain individuals or entities related to Pennsylvania Avenue Advisers LLC (the "Company"), the Company hereby adopts the following Code of Ethics and procedures for implementing such Code of Ethics:

1. As used in this Code of Ethics:

 a) "Portfolio Security" means any Security that is being or during the past 30 days has been purchased or sold by the Company or it’s clients, or considered by the Company for purchase or sale by the Company or it’s clients;

 b) “Compliance Officer” designates Ahleigh Swayze, who shall be responsible for the enforcement of these procedures.

 c) “Access Person” is any officer, director or managing member of the adviser, and any supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an access person. Access Persons are listed in Appendix A, which may be amended from time to time by the Compliance Officer.

2. Personal Trading Procedures.

 a)No Director, Officer, Employee or other Access Person or any "Member of the Immediate Family” of any such person, shall purchase or sell any security that is a Portfolio Security, any security convertible into a Portfolio Security or an option to purchase before or sell before such security, or any security into which a Portfolio Security is convertible or with respect to which a Portfolio Security gives its owner an option to purchase or sell such security.

 b) An Access Person shall receive prior approval from the compliance officer before participating in any initial public offering or limited offering. The Compliance Officer shall record any such approval in Appendix C.

c ) All Access Persons shall provide for annual holding reports and quarterly transaction reports as described in 275.204A–1 of the 1940 Act to the Chief Compliance Officer beginning with the end of the first calendar quarter following effectiveness of this policy.

3. Privacy Policy. No employee, director or officer shall disclose, divulge or communicate to any person (other than another employee, director and officer) directly or indirectly, any "inside" information regarding the Company and its clients and relating to Portfolio Securities or any completed or proposed transactions involving Portfolio Securities. All employees, directors and officers, including part-time and clerical staff, shall be bound by the privacy policies of clients that are investment companies and shall fully comply with the provisions of such policies, in particular regarding the privacy of information about identities, addresses, and holdings of the clients of such investment companies.

4. Compliance With Securities Laws. All persons covered by this code are required to comply with all applicable federal, state and foreign securities laws.

5. Reporting of Securities Law Violations. Persons covered under this Code of Ethics shall report any violations of federal securities laws immediately to the Compliance Officer. A report via email requesting confirmation of receipt shall be sufficient. The Compliance Officer shall investigate to any such report immediately, as soon as reasonably practicable.

6. Distribution of Code of Ethics. Each supervised person shall be furnished by the Compliance Officer with a copy of these Insider Trading Procedures And Code of Ethics upon commencement of their employment by the Company, and shall confirm receipt thereof to the Compliance Officer in writing.

7. Violation of Code of Ethics. Violations of these procedures and code shall be recorded in Appendix B by the Compliance Officer. The Compliance Officer shall make a determination of action to be taken, including reports to appropriate regulatory agencies.

This policy shall become effective on 6/22/18.

This 22nd day of June 2018

By: ___________________

Paul Hoffmeister

Managing Member

By: ___________________

Thomas Kirchner

Managing Member

By: ___________________

Darren Munn on behalf of Camelot Portfolios, LLC

Managing Member

Appendix A

Access Persons

Names shall not be deleted from this list until at least five years after the date a persons ends being an Access Person.

Name	Title	Date Becoming Access Person	Date Ending Access Person	Date Added To List
Thomas Kirchner	Managing Member	Since inception		06/22/18
Paul Hoffmeister	Managing Member	Since inception		06/22/18
Darren Munn	Managing Member	Since inception		06/22/18

Continue this Appendix A on a separate sheet  if necessary.

Appendix B

Violations

Violations shall not be deleted from this list.

Date of violation:

Person committing violation:

Description of violation:

Action taken:

Continue this Appendix B on a separate sheet  if necessary.

Appendix C

Approval of IPO and Limited Offerings

Approvals or denials shall not be deleted from this list until at least five years after the date of the approval.

Date of request:

Description of security, issuer and transaction:

Decision (circle one): Approved      Denied

Reason for decision:

Continue this Appendix C on a separate sheet  if necessary.